EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 8, 2000, relating to the consolidated financial statements of USX Corporation, the financial statements of the Marathon Group, and the financial statements of the U. S. Steel Group, appearing on pages U-1, M-1, and S-1, respectively, of the Annual Report on Form 10-K of USX Corporation for the year ended December 31,
1999.   We also consent to the incorporation by reference in this
Registration Statement of our report dated June 15, 1999 appearing on page 15 of the Form 11-K of USX Corporation relating to the Savings Fund for Salaried Employees for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 12, 2000